The Board of Directors
Superior Energy Services, Inc.:


We consent to incorporation by reference in registration statements No. 333-22603 and No. 333-86579 on Form S-3 and No. 333-12175 and No. 333-43421 on
Form S-8 of Superior Energy Services, Inc. of our report dated February 25, 2000, relating to the consolidated balance sheet of Superior Energy Services, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Superior Energy Services, Inc.



                                                 KPMG LLP

New Orleans, Louisiana
March 28, 2000